CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Fund Allocator Series of our reports dated September 21, 2020, relating to the financial statements and financial highlights, which appear in Franklin U.S. Core Equity (IU) Fund, Franklin International Core Equity (IU) Fund, and Franklin Emerging Market Core Equity (IU) Fund’s Annual Reports on Form N-CSR for the period August 1, 2019 (commencement of operations) through July 31, 2020.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

November 24, 2020